Exhibit 10.1

White Mountains
INSURANCE GROUP

G. Manning Rountree
Chief Executive Officer

February 22, 2024

Giles E. Harrison
[redacted]

Dear Giles:

I am pleased to confirm your offer of employment for the position of Executive Vice President and Chief Strategy Officer at White Mountains Insurance Group. You will be located in Hanover, and your first day of employment will be June 10, 2024. You will report directly to me, the Chief Executive Officer. Appendix 1 sets forth an illustrative list of initial assignments, for discussion.

Your compensation and benefits arrangements will be comprised of the following components:

1. Your annual base salary will be $600,000 (payable biweekly).

2. Your annual bonus target will be $450,000 (or 75% of your base salary).

   Under our annual bonus plan, an overall pool for the management team is determined based on company results; this pool typically ranges from 0% to 200% of target. Individuals are then allocated a portion of this pool based on individual performance. Assuming a start date of June 10, 2024, you will participate in the 2024 annual bonus plan in full (i.e., not prorated).

3. You will receive a long-term incentive ("LTIP") grant of 2,000 White Mountains shares in respect of the 2024-2026 compensation cycle.

   The grant will be split 50/50 between restricted shares and performance shares. The restricted shares will cliff vest on January 1, 2027. The performance shares will pay out in March 2027. The mechanics of the performance shares, which are subject to a performance-based harvest percentage between 0% and 200%, are described in some detail in our most recent proxy statement.

   I expect that you will receive future grants annually under the White Mountains LTIP plan (i.e., a grant in March 2025 for the 2025-2027 cycle, a grant in March 2026 for the 2026-2028 cycle and so forth) at a level commensurate with your position as a Senior Executive of White Mountains.

   Under our separation principles, a Senior Executive who departs for reasons other than (i) for Cause or (ii) to join a competitor will be allowed to earn all outstanding LTIP awards in full, subject to (i) agreeing to a non-compete and non-solicit through the LTIP period; (ii) signing a mutual release; and (iii) fulfilling any reasonable post-separation arrangements we may mutually agree (e.g., consulting, transition services).

   You would not ordinarily meet the definition of a Senior Executive until a certain period of employment had passed. However, in light of the circumstances and our desire to provide reasonable assurances around downside scenarios, we will stipulate that, from your first day of employment, you will be considered a Senior Executive (and eligible for the separation treatment described above) in all cases except for you voluntarily resigning without Good Reason prior to March 15, 2026.

4. You will receive a signing bonus of $750,000, delivered in three tranches. The first tranche of $250,000 will be payable upon the first payroll date after June 10, 2024. This first tranche is inclusive of and in lieu of relocation expenses to New Hampshire. The second tranche of $250,000 will be payable in March 2025, conditioned on continued employment. The third tranche of $250,000 will be payable in March 2026, conditioned on continued employment.

   Should the Company terminate your employment, other than for Cause, prior to your receipt of the final tranche, you will receive the remaining balance of the full $750,000 signing bonus at the time of termination. Should you voluntarily terminate your employment with the Company (other than for Good Reason) prior to March 15, 2026, you will reimburse the Company for any signing bonus amounts paid prior to such voluntary termination of employment.

5. You will be eligible to participate in White Mountains' contributory health, dental, life insurance and 401(k) plans.

6. The definitions of "Cause" and "Good Reason" for this letter shall be the same as the definitions of "Cause" and "Constructive Termination", respectively, in the White Mountains Long-Term Incentive Plan, as amended and restated May 23, 2019.

You may not bring any confidential or proprietary information from any former employer to White Mountains or use to the benefit of or disclose to White Mountains any such information at any time.

Before you can begin working at White Mountains, we will need to verify that you are legally eligible to work in the United States. You will receive a listing of acceptable forms of identification per the U.S. Department of Justice Immigration and Naturalization Form I-9 in your new hire packet. Please bring the appropriate identification with you on your first day.

Giles, we are very excited about the prospect of you joining our team. I have no doubt that your leadership will positively and significantly impact the company in the years to come. Please sign and return at your convenience.

Sincerely,

G. Manning Rountree

G. Manning Rountree

Giles E. Harrison